Exhibit 99.1

January 13, 2020

Dear Shareholder:

The Board of Directors of Wilson Bank Holding Company is pleased to share our report for 2019, which was another year of solid growth and profits.Our assets were $2.794 billion as of December 31, 2019, having increased $250 million for the year and representing a 9.8% year-over-year increase.The net income for 2019 was $36.044 million compared to $32.594 million in 2018, representing an increase of $3.450 million or 10.6%.The return on average assets of the Company was 1.34% for 2019 compared to 1.35% for 2018.  Our Shareholders’ Equity, which is a key metric in supporting our growth and acting as a buffer in lean times, finished the year at $336.9 million, an increase of 14%.

In 2019 we made great strides in continuing to grow in all the markets we serve.The infrastructure we have been able to develop both in additional offices and our operations center have been important in setting the stage for continuing that growth. We believe good to great technology paired with convenient locations and having employees with a servant’s heart are keys to our future.We continually are working to stay focused on these key components and are willing to use our resources to support those needs.

In December and at other points throughout the year we were able to honor our retiring Chief Executive Officer and first employee, Randall Clemons.His leadership, vision and passion for the shareholders, customers, employees and community have been on display for 32 plus years.I, along with our senior management and employees, am grateful for the opportunity to have learned from the best in our business.The time I have spent working with Randall and past President Elmer Richerson has been rewarding and has prepared both me and our team for a promising future.Our team looks forward to continuing to work with them in their role as directors. I am also excited to have John Foster as our new President.We have worked together in different capacities for more than 20 years.His record of leadership, performance and respect amongst our peers make him a perfect fit succeeding me in my former role.

We have been very pleased with the reception and success we are having in our new Cool Springs Office since opening the doors officially in January 2019.We are very proud of the fact that your bank knows how to succeed in both rural and metropolitan markets.We value the differences in the communities we serve and are working tirelessly to make a meaningful impact in each one.

In 2019, we were rated by Bank Director magazine as the 17th best institution in the nation among banks of $1 to $5 billion in total assets.The publication’s rankings are scored by profitability, capital adequacy and asset quality.Financial Management Consulting Group ranked us as the 5th best bank in Tennessee using an evaluation that incorporates similar criteria plus efficiency and return on assets.Also, for the 23rd consecutive quarter, we received the highest 5-Star rating from BauerFinancial, Inc., based on September 2019 financial data.

The Board of Directors has declared a $.60 per share dividend to shareholders of record as of January 2, 2020, payable on January 24, 2020.The current price of your investment, based on the latest price at which shares of our common stock have been sold, is $54.75 per share.

In closing, we sincerely appreciate you for investing in Wilson Bank Holding Company and for the support and encouragement you provide us.We ask for your continued business and referrals as we work to make WBT the bank of choice in each market we serve.

Sincerely,

/s/ John C. McDearman, III	/s/ Jimmy Comer
President/CEO	Chairman
Wilson Bank Holding Co.	Wilson Bank Holding Co.